EXHIBIT 14

Code of Ethics

Purpose

Our code of ethics aims to give our employees guidelines on our business ethics and stance on various controversial matters. We trust you to use your better judgment, but we want to provide you with a concrete guide you can fall back on if you’re unsure about how you should act (e.g. in cases of conflict of interest). We will also use this policy to outline the consequences of violating our code of ethics.

Scope

This policy applies to everyone we employ or have business relations with. This includes individual people such as directors, officers, employees, interns, volunteers, and also business entities, such as vendors, enterprise customers or venture capital companies.

Policy Elements

What is meant by code of ethics?

First, let’s define professional ethics: they are a set of principles that guide the behavior of people in a business context. They are essential to maintaining the legality of business and a healthy workplace.

So what is a code of ethics? Our code of ethics definition refers to the standards that apply to a specific setting – in this case, our own organization.

What is the purpose of a professional code of ethics?

Having our business ethics in writing doesn’t mean that we don’t trust our employees. We strive to hire ethical people who have their own personal standards, so we expect that a written code won’t be necessary most of the time.

But, it can still be helpful. You may find yourself in a situation where you’re not sure how you should act. Life is full of grey areas where right and wrong aren’t so apparent. Some professional ethics also correspond to laws that you absolutely must know to do your job properly, so we will mention them in our code of ethics.

Additionally, every organization makes bad hires every once in a while. We also can’t predict how people are going to behave. When an employee behaves, or intents to behave, in a way that’s against our professional ethics, or applicable laws, we will have clear guidelines on what disciplinary actions we will consider.

If you have any questions, please talk with your supervisor. If you experience unethical behavior, please talk with your supervisor or you can email our third-party fraud hotline using the Company ID USAC at www.fraudhl.com or call the fraud hotline at 1-855-FRAUDHL.

For these reasons, we advise you to read this document carefully and consult with your supervisor, if you have doubts or questions.

Components of our Code of Professional Ethics

We base our code of ethics on common principles of ethics:

Respect for others. Treat people as you want to be treated.

Integrity and honesty. Tell the truth and avoid any wrongdoing to the best of your ability.

Justice. Make sure you’re objective and fair and don’t disadvantage others.

Lawfulness. Know and follow the law – always.

Competence and accountability. Work hard and be responsible for your work.

Teamwork. Collaborate and ask for help.

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Consequences of Policy Violation

Each case will be evaluated individually by the appropriate party or parties, which could include an unrelated third-party, and disciplinary actions can be taken in any case up to and including dismissal.

Insider Trading and Confidentiality

United States Antimony Corporation and all its employees, officers, and directors here in the United States and its subsidiaries must act in a manner that does not misuse, disclose or disseminate material financial or operational information of any kind that has not been publicly disclosed or that is not in the public domain already. Failure to do so breaches the company code of ethics and conduct and violates Federal Law.

The penalties for Insider Trading are severe, including civil damages and possibly penal sentences involving prison. The damages extend to any person who, however remote, has benefited from the disclosure of material insider information. This is sometimes referred to as daisy chain liability.

Material information is any information that a reasonable investor would consider important in a decision to buy, sell, or hold the securities. Any information whether written, oral, or photos that could reasonably be expected to affect the price of the securities is likely to be considered material. The information may be positive or negative. The courts may use hindsight in judging what is material.

Inside information means the information has not yet become publicly available. Release of the information to the media by news release or Form 8-K does not immediately free insiders for trading and insiders should wait until the market has had an opportunity to absorb the information. Usually, it is sufficient, if the information has been widely disseminated, to wait until the following day.

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